Exhibit 99.1

Press Release

CONTACT:

Tricia Haugeto

Array BioPharma Inc.
(303) 386-1193
thaugeto@arraybiopharma.com

ARRAY BIOPHARMA GRANTS INTERMUNE EXPANDED RIGHTS UNDER
HEPATITIS C DISCOVERY AGREEMENT

Boulder, Colo., (December 7, 2004) — Array BioPharma Inc. (Nasdaq: ARRY) announced today that it has expanded the intellectual property rights granted to InterMune, Inc. (Nasdaq: ITMN) relating to certain compounds discovered under their existing hepatitis C (HCV) drug discovery collaboration agreement that was established in September 2002.  Array will receive a one-time payment of $2,500,000 from InterMune in exchange for these expanded rights.  All other economic terms under this agreement remain unchanged.

In addition, under the terms of a new agreement, Array has granted InterMune an exclusive option through March 31, 2005 to access Array’s small molecule drug discovery platform for targets of interest to InterMune in hepatology.  Should InterMune select a new target, Array would be entitled to receive research funding as well as potential future milestone payments and royalties under this second collaboration.

About Array BioPharma

Array BioPharma is a biopharmaceutical company focused on the discovery, development and commercialization of orally active drugs to address significant unmet medical needs. Array’s proprietary drug development pipeline is primarily focused on the treatment of cancer and inflammatory disease and includes several small molecule drug candidates that are designed to regulate targets in therapeutically important biologic pathways. In addition, leading pharmaceutical and biotechnology companies access Array’s drug discovery technologies and expertise through collaborations to design, create, optimize and evaluate drug candidates across a broad range of therapeutic areas. For more information on Array, please go to www.arraybiopharma.com.

-more-

Array BioPharma’s Forward-Looking Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve significant risks and uncertainties, including those discussed in our annual report filed on form 10-K for the year ended June 30, 2004, and in other reports filed by Array with the Securities and Exchange Commission. Because these statements reflect our current expectations concerning future events, our actual results could differ materially from those anticipated in these forward-looking statements as a result of many factors. These factors include, but are not limited to our ability to achieve and maintain profitability, the extent to which the pharmaceutical and biotechnology industries are willing to in-license drug candidates for their product pipelines and to collaborate with and fund third parties for their drug discovery activities, our ability to out-license our proprietary candidates on favorable terms, our ability to continue to fund and successfully progress internal research efforts and to create effective, commercially viable drugs, risks associated with our dependence on our collaborators for the clinical development and commercialization of our out-licensed drug candidates, the ability of our collaborators and of Array to meet drug objectives, including clinical trials, tied to milestones and royalties, and our ability to attract and retain experienced scientists and management. We are providing this information as of December 7, 2004. We undertake no duty to update any forward-looking statements to reflect the occurrence of events or circumstances after the date of such statements or of anticipated or unanticipated events that alter any assumptions underlying such statements.

###